Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Ware Grove
Chief Financial Officer
-or-
Lori Novickis
Director, Corporate Relations
CBIZ, Inc.
Cleveland, Ohio
(216) 447-9000
CBIZ REPORTS THIRD-QUARTER 2006 RESULTS
YEAR-TO-DATE EARNINGS PER SHARE FROM CONTINUING OPERATIONS UP 30%
Cleveland, Ohio (October 24, 2006)—CBIZ, Inc. (NYSE: CBZ) today announced third-quarter results for the period ended September 30, 2006.
CBIZ reported revenue of $143.4 million for the third quarter ended September 30, 2006, an increase of 5.9% over the $135.3 million recorded for the third quarter of 2005. Same-unit revenue for the third quarter increased by 2.3%, or by $3.2 million. Revenue from newly acquired operations contributed $4.9 million to revenue growth in the third quarter of 2006 compared with the third quarter a year ago. CBIZ reported income from continuing operations of $3.3 million for the third quarter 2006, or $0.05 per diluted share, compared with $2.9 million, or $0.04 per diluted share in the third quarter of 2005.
During the third quarter, the Company repurchased 875,000 shares of its common stock in open market purchases at a cost of approximately $6.2 million. For the nine-month period ended September 30, 2006, the Company has repurchased 8.1 million shares at a cost of approximately $62.9 million.
For the nine-month period ended September 30, 2006, CBIZ reported revenue of $467.2 million, an increase of 8.6%, or $37.0 million over the $430.2 million recorded for the comparable nine-month period a year ago. Same-unit revenue increased by 5.5%, or $23.8 million, for the first nine months of 2006 compared to the same period a year ago. Acquisitions contributed $13.2 million to revenue growth for the first nine months of 2006 compared with the same period a year ago. Income from continuing operations was $22.5 million for the first nine months of 2006, or $0.30 per diluted share, compared with $17.7 million for the first nine months of 2005, or $0.23 per diluted share.
“This quarter represents the thirteenth consecutive quarter of same-unit revenue growth for CBIZ,” stated Steven L. Gerard, Chairman and CEO. “We continue to generate very good cash flow, and through the first nine months, we have made three strategic acquisitions and have repurchased 8.1 million shares of our common stock. We are pleased with the results through the first nine months as we have been able to translate the top-line revenue growth of 8.6% into a 30% increase in our fully diluted earnings per share.” concluded Mr. Gerard.
6050 Oak Tree Boulevard, South • Suite 500 • Cleveland, OH 44131 • Phone (216) 447-9000 • Fax (216) 447-9007

CBIZ will host a conference call later this morning to discuss its results. The call will be webcast in a listen-only mode over the Internet for the media and the public, and can be accessed at www.cbiz.com. Shareholders and analysts wishing to participate in the conference call may dial 1-800-559-9370 several minutes before 11:00 a.m. (ET). If you are dialing from outside the United States, dial 1-847-619-6819. A replay of the call will be available starting at 1:00 p.m. (ET), October 24 through midnight (ET), October 27, 2006. The dial-in number for the replay is 1-877-213-9653. If you are listening from outside the United States, dial 1-630-652-3041. The access code for the replay is 15918094. A replay of the webcast will also be available on the Company’s web site at www.cbiz.com.
CBIZ, Inc. provides professional business services that help clients better manage their finances, employees and technology. As the largest benefits specialist, one of the largest accounting, valuation and medical practice management companies in the United States, CBIZ provides its clients with integrated financial services which include accounting and tax, internal audit, Sarbanes-Oxley 404 compliance, and valuation. Employee services include employee benefits, property and casualty insurance, payroll, HR consulting and wealth management. CBIZ also provides information technology, hardware and software solutions, government relations, healthcare consulting and medical practice management. These services are provided throughout a network of more than 140 Company offices in 34 states and the District of Columbia.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Risk factors that could cause actual results to differ include the risk of a decline in the current trend to outsource business services that may have a material adverse effect on the Company’s results of operations and the Company’s sensitivity to revenue fluctuations that could result in fluctuations in the market price for shares of the Company’s common stock. Additional risk factors are discussed in our Report on Form 10-K for the year ended December 31, 2005, and the reader is directed to these statements for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements.
For further information regarding CBIZ, call our Investor Relations Office at (216) 447-9000 or visit our web site at www.cbiz.com.
6050 Oak Tree Boulevard, South • Suite 500 • Cleveland, OH 44131 • Phone (216) 447-9000 • Fax (216) 447-9007

CBIZ, INC.
FINANCIAL HIGHLIGHTS (UNAUDITED)
THREE MONTHS ENDED SEPTEMBER 30, 2006 AND 2005
(In thousands, except percentages and per share data)

	THREE MONTHS ENDED
	SEPTEMBER 30,
	2006	%	2005 (1)%
Revenue	$143,382	100.0%	$135,345	100.0%

Operating expenses	128,235	89.4%	120,533	89.1%

Gross margin	15,147	10.6%	14,812	10.9%

Corporate general and administrative expense	5,568	3.9%	6,364	4.7%
Depreciation and amortization expense	4,300	3.0%	3,759	2.7%

Operating income	5,279	3.7%	4,689	3.5%

Other income (expense):
Interest expense	(844)	-0.6%	(787)	-0.6%
Gain on sale of operations, net	7	0.0%	29	0.0%
Other income, net	995	0.7%	1,069	0.8%

Total other income, net	158	0.1%	311	0.2%

Income from continuing operations before income tax expense	5,437	3.8%	5,000	3.7%

Income tax expense	2,117		2,142

Income from continuing operations	3,320	2.3%	2,858	2.1%

Gain (loss) from operations of discontinued businesses, net of tax	250		(1,625)
Gain on disposal of discontinued businesses, net of tax	553		802

Net income	$4,123	2.9%	$2,035	1.5%

Diluted earnings (loss) per share:
Continuing operations	$0.05		$0.04
Discontinued operations	0.01		(0.01)

Net income	$0.06		$0.03

Diluted weighted average common shares outstanding	70,421		75,988

Other data from continuing operations:
EBIT (2)	$6,274		$5,758
EBITDA (2)	$10,574		$9,517

(1)	Certain amounts in the 2005 financial data have been reclassified to conform to the current year presentation.

(2)	EBIT represents income from continuing operations before income taxes, interest expense and gain on divested operations. EBITDA represents EBIT as defined above before depreciation and amortization expense. The Company has included EBIT and EBITDA data because such data is commonly used as a performance measure by analysts and investors and as a measure of the Company’s ability to service debt. EBIT and EBITDA should not be regarded as an alternative or replacement to any measurement of performance under generally accepted accounting principles (GAAP).
6050 Oak Tree Boulevard, South • Suite 500 • Cleveland, OH 44131 • Phone (216) 447-9000 • Fax (216) 447-9007

CBIZ, INC.
FINANCIAL HIGHLIGHTS (UNAUDITED)
NINE MONTHS ENDED SEPTEMBER 30, 2006 AND 2005
(In thousands, except percentages and per share data)

	NINE MONTHS ENDED
	SEPTEMBER 30,
	2006	%	2005 (1)%
Revenue	$467,201	100.0%	$430,189	100.0%

Operating expenses	397,741	85.1%	368,554	85.7%

Gross margin	69,460	14.9%	61,635	14.3%

Corporate general and administrative expense	19,633	4.2%	20,234	4.7%
Depreciation and amortization expense	12,540	2.7%	11,436	2.6%

Operating income	37,287	8.0%	29,965	7.0%

Other income (expense):
Interest expense	(2,503)	-0.6%	(2,413)	-0.6%
Gain on sale of operations, net	14	0.0%	29	0.0%
Other income, net	2,806	0.6%	2,214	0.5%

Total other income (expense), net	317	0.0%	(170)	-0.1%

Income from continuing operations before income tax expense	37,604	8.0%	29,795	6.9%

Income tax expense	15,079		12,061

Income from continuing operations	22,525	4.8%	17,734	4.1%

Loss from operations of discontinued businesses, net of tax	(1,664)		(4,929)
Gain on disposal of discontinued businesses, net of tax	506		693

Net income	$21,367	4.6%	$13,498	3.1%

Diluted earnings (loss) per share:
Continuing operations	$0.30		$0.23
Discontinued operations	(0.01)		(0.05)

Net income	$0.29		$0.18

Diluted weighted average common shares outstanding	74,406		76,886

Other data from continuing operations:
EBIT (2)	$40,093		$32,179
EBITDA (2)	$52,633		$43,615

(1)	Certain amounts in the 2005 financial data have been reclassified to conform to the current year presentation.

(2)	EBIT represents income from continuing operations before income taxes, interest expense and gain on divested operations. EBITDA represents EBIT as defined above before depreciation and amortization expense. The Company has included EBIT and EBITDA data because such data is commonly used as a performance measure by analysts and investors and as a measure of the Company’s ability to service debt. EBIT and EBITDA should not be regarded as an alternative or replacement to any measurement of performance under generally accepted accounting principles (GAAP).
6050 Oak Tree Boulevard, South • Suite 500 • Cleveland, OH 44131 • Phone (216) 447-9000 • Fax (216) 447-9007

CBIZ, INC.
FINANCIAL HIGHLIGHTS (UNAUDITED)
THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2006 AND 2005
(In thousands, except percentages and ratios)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	SEPTEMBER 30,		SEPTEMBER 30,
	2006	2005 (3)	2006	2005 (3)
Revenue
Financial Services	$60,964	$59,778	$217,510	$206,731
Employee Services	40,101	38,516	123,669	114,840
Medical Management Professionals	29,746	25,189	88,014	72,644
National Practices	12,571	11,862	38,008	35,974

Total	$143,382	$135,345	$467,201	$430,189

Gross margin
Financial Services	$5,163	$6,023	$39,448	$38,198
Employee Services	6,925	8,066	24,117	22,509
Medical Management Professionals	5,491	5,138	14,938	13,274
National Practices	1,352	657	4,814	2,894

Total (1)	$15,147	$14,812	$69,460	$61,635
SELECT BALANCE SHEET DATA AND RATIOS

	SEPTEMBER 30,	DECEMBER 31,
	2006	2005 (3)
Cash and cash equivalents	$15,477	$8,909
Restricted cash	$14,517	$9,873
Accounts receivable, net	$113,987	$98,390
Current assets before funds held for clients	$158,154	$144,641
Funds held for clients	$62,270	$65,669
Goodwill and other intangible assets, net	$206,729	$184,462

Total assets	$493,900	$454,584

Current liabilities before client fund obligations	$83,572	$87,785
Client fund obligations	$62,270	$65,669
Convertible notes	$100,000	$—
Bank debt	$—	$32,200

Total liabilities	$267,677	$199,923

Treasury stock	$(165,237)	$(102,317)

Total stockholders’ equity	$226,223	$254,661

Debt to equity (4)	44.2%	12.6%
Days sales outstanding from continuing operations (2)	71	65

Shares outstanding	68,652	73,822

Basic weighted average common shares outstanding	72,092	74,448

Diluted weighted average common shares outstanding	74,406	76,827

(1)	Includes operating expenses recorded by corporate and not directly allocated to the business units of $3,784 and $5,072 for the three months ended September 30, 2006 and 2005 and $13,857 and $15,240 for the nine months ended September 30, 2006 and 2005, respectively.

(2)	Days sales outstanding at September 30, 2005, was 72 days. Days sales outstanding (DSO) represent accounts receivable (before the allowance for doubtful accounts) and unbilled revenue (net of realization adjustments) at the end of the period, divided by trailing twelve month daily revenue. The Company has included DSO data because such data is commonly used as a performance measure by analysts and investors and as a measure of the Company’s ability to collect on receivables in a timely manner. DSO should not be regarded as an alternative or replacement to any measurement of performance under generally accepted accounting principles (GAAP).

(3)	Certain amounts in the 2005 financial data have been reclassified to conform to the current year presentation.

(4)	Ratio is convertible note and bank debt divided by total equity.
6050 Oak Tree Boulevard, South • Suite 500 • Cleveland, OH 44131 • Phone (216) 447-9000 • Fax (216) 447-9007